Exhibit 1

HANNOVER HOUSE, INC.

CONSOLIDATED STATEMENT OF INCOME & RETAINED EARNINGS

FOR THE THREE-MONTH PERIOD ENDING SEPT. 30, 2013 (UNAUDITED)

REVENUES
Product Sales (including International Licenses) *	$1,203,886
IRS Tax Refund (previously expensed)	$1,506
TOTAL REVENUES	$1,205,392

COST OF SALES
Commissions	$0
Sales and Marketing	$490
Video Manufacturing	$9,950
Film and Book Royalties	$26,723
Freight	$3,314
Other Expense, Accrued third party participations *	$750,000

TOTAL COST OF SALES	$790,477
GROSS PROFIT	$414,916

GENERAL AND ADMINISTRATIVE EXPENSES **	$63,229

INCOME (LOSS) FROM OPERATIONS	$351,687

OTHER INCOME (EXPENSE)	$0

INCOME (LOSS) BEFORE INCOME TAXES	$351,687

PROVISION FOR INCOME TAXES ***	$0

NET INCOME (LOSS)	$351,687

RETAINED EARNINGS, BEGINNING OF PERIOD	$3,786,450

RETAINED EARNING, END OF PERIOD	$4,138,137

* International Sales Contracts have been allocated based on gross revenue amounts, less accrued third party participations or assignments.

** Current Q3 G&A Expenses were significantly lower than the prior, Q2 G&A Expenses, due primarily to one-time costs during Q2 for accrued taxes, and for legal fees.

*** Corporate tax returns are calculated on a cash basis, while period reports are calculated on an accrual basis.

Exhibit 1 - Page 1

HANNOVER HOUSE, INC.

CONSOLIDATED AND GENERAL & ADMINISTRATIVE EXPENSES

FOR THE THREE MONTH PERIOD ENDING SEPT. 30, 2013 (UNAUDITED)

GENERAL AND ADMINISTRATIVE EXPENSES
Auto	$75
Bank Charges	$670
Consulting	$0
Employees	$33,701
Entertainment	$0
Equipment	$0
Fees	$0
Insurance	$388
Labor	$0
Legal and Accounting	$3,650
Miscellaneous	$2,262
Office	$7,804
Rent	$9,737
Taxes	$1,113
Telephone	$2,532
Travel	$888
Utilities	$409
TOTAL GENERAL & ADMINISTRATIVE EXPENSES	$63,229

Exhibit 1 - Page 2

HANNOVER HOUSE, INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2013 (UNAUDITED)

ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$22,427
Accounts Receivable, Net	$2,309,833
Prepaid Wages	$0
Merchandise Inventory	$121,742
Prepaid Advertising	$0
Prepaid Producer Royalties	$1,876,191
Producer Marketing Recoupment	$2,190,878
Film Distribution Rights	$2,314,914
Film Production Investments	$1,247,166
Notes Receivable and Net Recoupment	$0

TOTAL CURRENT ASSETS	$10,083,151

PROPERTY & EQUIPMENT
Office Furnishings, Fixtures and Equipment	$155,081
Less Accumulated Depreciation	$(34,356)
Vehicles	$22,500
Less Accumulated Depreciation	$(5,000)
Real Property	$0
TOTAL PROPERTY & EQUIPMENT	$138,225

OTHER ASSETS
FILM & TELEVISION LIBRARY	$22,315,337

TOTAL OTHER ASSETS	$22,315,337

$32,536,713

Exhibit 1 - Page 3

HANNOVER HOUSE, INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2013 (UNAUDITED)

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts Payable	$130,088
Accrued Royalties	$289,879
Producer Acquisition Advances Due	$497,264
Accrued Wages	$0
Payroll Taxes Payable	$0
NB Cal AFIL P&A Loan	$351,898
Hounddog P&A Note (Weinreb)	$814,408
Other Bank Note	$23,843

TOTAL CURRENT LIABILITIES	$1,977,292

LONG-TERM LIABILILTIES
Long-Term Payables (including Interstar & Bedrock)	$2,490,881
Assignment of Intl. Sales Net to Production	$750,000
Executive Salary Deferrals	$1,018,996
Officer Notes Payable	$184,840

TOTAL LONG-TERM LIABILITIES	$4,218,802

TOTAL OF ALL LIABILITIES	6,326,182

SHAREHOLDER'S EQUITY
Common Stock (563,089,514 shares
issued and outstanding)	$22,072,394
Retained Earnings	$4,138,137

TOTAL SHAREHOLDER'S EQUITY	$26,210,531

$32,536,713

Exhibit 1 - Page 4

HANNOVER HOUSE, INC.

CHANGE IN SHARE STRUCTURE DURING REPORTING PERIOD

SEPTEMBER 30, 2013

			Change
			During
Share Structure Description	9/30/2013	6/30/2013	Quarter
Unrestricted Common Stock	424,437,772	376,787,474	0
Restricted Common Stock	138,651,743	138,651,743	0
COMMON STOCK ISSUED	563,089,514	550,334,514	12,755,000
COMMON STOCK AUTHORIZED	600,000,000	600,000,000	0

Preferred Shares Issued	1,000,000	1,000,000	0
Preferred Shares Authorized	10,000,000	10,000,000	0

Total Beneficial Owners	343	344	(1)
(per Broadridge)

Total Shareholders of Record	181	185	(4)
(per Standard Registrar)

Exhibit 1 - Page 5